Exhibit 107 CALCULATION OF FILING FEE TABLES Form S-8 (Form Type) Instil Bio, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Share Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity 2021 Equity Incentive Plan (Common stock, $0.000001 par value per share) Other 325,196(2) $12.27(3) $3,990,154.92 .0001476 $588.95 Equity 2021 Employee Stock Purchase Plan (Common stock, $0.000001 par value per share) Other 65,039(4) $10.43(5) $678,356.77 .0001476 $100.13 Total Offering Amounts $4,668,511.69 $689.08 Total Fee Offsets — Net Fee Due $689.08 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Instil Bio, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.000001 per share (the “Common Stock”). (2) Represents additional shares of the Registrant’s Common Stock reserved for future grant under Instil Bio, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2024 pursuant to the terms of the 2021 Plan. The 2021 Plan provides that the number of shares reserved under the 2021 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2022 and continuing through January 1, 2031, in an amount equal to 5% of the total number of shares of the Registrant’s Common Stock outstanding on December 31st of the preceding calendar year or a lesser number of shares determined by the Registrant’s board of directors. (3) Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on March 19, 2024. (4) Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Instil Bio, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2023 pursuant to the terms of the ESPP. The ESPP provides that the number of shares reserved under the ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2022 and continuing through January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of the Registrant’s Common Stock outstanding on December 31st of the preceding calendar year and (ii) 123,700 shares; provided, however, that before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). (5) Estimated pursuant to Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on March 19, 2024 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.